Exhibit 10.3

SERVICES AGREEMENT

This Services Agreement (“Agreement”), dated as of June 30, 2004, is entered into by and between MAC Partners, LP, a Texas limited partnership (“MAC Partners”) and Reva, Inc., a Colorado corporation (“Reva”).

ARTICLE I

DEFINITIONS

1.1. “Affiliate” of a Person shall mean a Person that directly or indirectly controls, is controlled by, or is under common control with, the first Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

1.2. “Confidential Information” shall have the meaning specified in Section 8.1.

1.3. “Governmental Authority” shall mean any federal, state, local, or foreign government or governmental, quasi-governmental, administrative or regulatory authority, agency, body, or entity, including any court or other tribunal.

1.4.  “Parties” shall mean MAC Partners and Reva (Party means either MAC Partners or Reva).

1.5.  “Person” shall mean an individual, corporation, partnership, trust, association, or entity of any kind or nature; or a Governmental Authority.

1.6.  “Records” shall have the meaning specified in Section 2.4.

1.7.  “Services” shall have the meaning specified in Section 2.1.

ARTICLE II

SERVICES TO BE PROVIDED

2.1.  Scope of Services.  MAC Partners agrees to provide and Reva agrees to accept the services described in Exhibit A (the “Services”) in accordance with the terms and conditions of this Agreement.  It is anticipated that the Parties will modify the Services from time to time.

2.2.  Resources.  MAC Partners will provide the Services either through its own resources, the resources of its subsidiaries or Affiliates, or by contracting with independent contractors. MAC Partners warrants that its personnel shall have the experience, knowledge, training and skill required to provide the Services.  While on Reva premises, all MAC Partners personnel shall comply with all applicable Reva rules and procedures, and shall work courteously with Reva personnel.  To the extent that MAC Partners decides to provide a Service through an independent contractor, MAC Partners shall consult with and obtain the prior approval of the Chief Executive Officer (“CEO”) of Reva.  Such approval shall not be unreasonably withheld and, if given, shall be given within 10 working days.

2.3.  Standard of Care.  In providing the Services hereunder, MAC Partners will act in accordance with the highest business and ethical standards, and will exercise the same degree of care and provide the same level of quality, responsiveness and timeliness as would be provided by an independent management service company.

2.4.  Records.  MAC Partners shall keep full and detailed confidential records dealing with all aspects of the Services performed by it hereunder (the “Records”) and shall provide access to the Records to Reva management, counsel and auditors at all reasonable times.  Furthermore, MAC Partners shall maintain Reva records confidential and segregated from the records of other companies, consistent with Reva’s status as a public company.

ARTICLE III

FEES

3.1.  General.  Reva will pay to MAC Partners fees for the Services as set forth in the attached Exhibit A (collectively, the “Fees”). Additionally, MAC Partners shall be entitled to immediate reimbursement and/or advancement of out-of-pocket expenses reasonably incurred on behalf of Reva, which are related to the Services.  By way of example, travel-related expenses, postage and long-distance phone charges shall be deemed normal business expenses subject to immediate reimbursement and/or advancement under this Agreement.  Except as specifically agreed otherwise by Reva, Reva will not be responsible to any independent contractor retained by MAC Partners, for any additional fees, charges, costs or expenses relating to the Services.

3.2.  Expense Payments.  MAC Partners will deliver to Reva, no later than the 15th day of each month, an invoice for the aggregate Fees and reimbursable expenses incurred for the month period then ended. Reva will pay to MAC Partners, no later than the 10th day following receipt of each such invoice, the aggregate reimbursable expenses incurred during such period.

ARTICLE IV

RELATIONSHIP OF THE PARTIES

At all times during the term of this Agreement, MAC Partners is and shall be an independent contractor in providing the Services to Reva. In no event shall an employee of one party be considered to be an employee of the other, and neither party shall have any duty to provide or maintain any insurance or other employee benefits on behalf of the other party or the other party’s employees, independent contractors or agents.  Nothing contained in this Agreement shall be construed as constituting a partnership or joint venture, or the relationship of principal/agent between the parties.  Neither party shall have the right to obligate or bind the other in any manner whatsoever.

ARTICLE V

THIRD PARTY AGREEMENTS

To the extent that it is not practicable to have Reva as the contracting Party for a third party obligation, MAC Partners, with respect to all Services supplied by MAC Partners or contracted for by MAC Partners on behalf of Reva, shall use commercially reasonable efforts to cause all such third party contracts to extend to and be enforceable by Reva, or to assign such contracts to Reva. In the event that such contracts are not extendable or assignable, MAC Partners shall act as agent for Reva in the pursuit of any claims, issues, demands or actions against such third party provider at Reva’s expense.

ARTICLE VI

AUTHORITY; INFORMATION; COOPERATION

6.1.  Authority.  Each Party warrants to the other Party that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement have been duly authorized by all requisite corporate action on its behalf;

(c) this Agreement is enforceable against it; and

(d) it has obtained all consents or approvals of any Persons that are conditions to its entering into this Agreement.

6.2.  Information Regarding Services.  Each Party shall make available to the other Party any information required or reasonably requested by that other Party regarding the performance of any Service and shall be responsible for timely providing that information and for the accuracy and completeness of that information. MAC Partners shall not be liable for any impairment of any Service caused by its not receiving information, either timely or at all, or by its receiving inaccurate or incomplete information from Reva that is required or reasonably requested regarding that Service.

6.3.  Cooperation.  The Parties will use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such good faith cooperation will include providing electronic access to systems used in connection with Services and using commercially reasonable efforts to obtain all consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations. The

Parties will cooperate with each other in making such information available as needed in the event of any and all internal or external audits, whether in the United States or any other country.  If this Agreement is terminated in whole or in part, the Parties will cooperate with each other in all reasonable respects in order to effect an efficient transition and to minimize the disruption to the business of both Parties, including the assignment or transfer of the rights and obligations under any contracts.  With regard to their respective obligations and commitments under this Agreement, each of MAC Partners and Reva covenants that it shall act in good faith and deal fairly with the other party.

6.4.  Further Assurances.  Each Party shall take such actions, upon request of the other Party and in addition to the actions specified in this Agreement, as may be necessary or reasonably appropriate to implement or give effect to this Agreement.

ARTICLE VII

AUTHORITY AS AGENT

MAC Partners is hereby authorized to act as agent for Reva for the purpose of performing Services hereunder and as is necessary or desirable to perform such Services. Reva will execute and deliver or cause the appropriate Reva Subsidiary to execute and deliver to MAC Partners any document or other evidence which may be reasonably required by MAC Partners to demonstrate to third parties the authority of MAC Partners described in this Article VII.

ARTICLE VIII

CONFIDENTIAL INFORMATION

8.1.  Definition.  For the purposes of this Agreement, “Confidential Information” means non-public information about the disclosing Party’s or any of its Affiliates’ business or activities that is proprietary and confidential, which shall include, without limitation, all business, financial, technical and other information, including software (source and object code) and programming code, of a Party or its Affiliates which by its nature or the circumstances surrounding its disclosure should reasonably be regarded as confidential. Confidential Information includes not only written or other tangible information, but also information transferred orally, visually, electronically or by any other means.  All MAC Partners and Reva information is considered confidential.

8.2.  Nondisclosure.  Each of MAC Partners and Reva agrees that (i) it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement, and (ii) it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other Party in its possession or control, which will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar type and importance.  It is intended by the Parties that Reva, by virtue of its status as a public company, is to be the primary beneficiary of the confidentiality and nondisclosure obligations of this article VIII.

8.3.  Ownership of Confidential Information; Survival.  All Confidential Information supplied or developed by either Party shall be and remain the sole and exclusive property of the Party who supplied or developed it.  The confidentiality undertakings set forth in article VIII shall commence on the effective date of this Agreement and shall continue until the fifth anniversary date of the expiration or termination of this Agreement.

ARTICLE IX

TERM AND TERMINATION

9.1. Term.  This Agreement shall remain in effect for a term of 12 months, and shall renew automatically for successive 12-month terms thereafter, until such time as it has been terminated as to all Services in accordance with Section 9.2 below.

9.2. Termination.  Either Party may terminate this Agreement with respect to one or more Services under this Agreement by providing three months’ written notice to the other Party or as otherwise agreed between the Parties; provided, that notice of termination by Reva shall not be effective until MAC Partners has received payment in full of all reimbursable expenses incurred as of the date of notice.  In the event of termination of this Agreement by either party pursuant to this section 9.2, all expense reimbursements earned through the effective date of termination shall be due and payable in accordance with the provisions hereof..

9.3.  Transition Services.  MAC Partners agrees that, upon termination of this Agreement or any of the Exhibits, MAC Partners will cooperate in good faith with Reva to provide Reva (or its designee) with reasonable assistance to make an orderly transition, including the following:

(a) developing a transition plan with assistance from Reva or its designee;

(b) providing training to Reva personnel or its designee’s personnel to perform Services; and

(c) organizing and delivering to Reva records and materials in electronic form as requested by Reva.

ARTICLE X

INDEMNIFICATION

10.1.  Indemnification by Reva.  Reva shall indemnify, defend and hold harmless MAC Partners, its controlling persons, if any, directors, officers, employees, agents and permitted assigns (each, a “MAC Partners Party”) from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (collectively referred to as “Damages”), of third parties caused by or arising in connection with the performance of the Services, except to the extent that Damages were caused directly or indirectly by the gross negligence of any MAC Partners Party.

10.3  Indemnification Procedures.  A party entitled to indemnification pursuant to this Agreement (an “Indemnified Party”) shall, with respect to any claim made against such Indemnified Party for which indemnification is available, notify the other party (the “Indemnifying Party”) in writing of the nature of the claim as soon as practicable but not more than ten days after the Indemnified Party receives notice of the assertion of the claim.  Upon receipt of notice of the assertion of a claim, the Indemnifying Party may, at its option, assume the defense of the claim, and if so, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel and to participate in, and to control any such action, and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party.  An Indemnifying Party shall not be liable for any settlement of an action effected without its written consent (which consent shall not be unreasonably withheld), nor shall an Indemnifying Party settle any such action without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld). No Indemnifying Party will consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a release from all liability with respect to the claim. Each of the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.  For purposes of this section 10.3, references to a “claim” shall be construed broadly, so as to encompass all claims made against the Indemnified Party in a legal action for which indemnification is available under this article X.  The Indemnifying Party shall pay all amounts for which it is responsible under this article X, promptly and in any event within 10 days of the date any such amounts are incurred.

ARTICLE XI

DISPUTE RESOLUTION

If the Parties are unable to resolve any service, performance or other issues or if there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, the CEO of Reva and the President of MAC Partners will meet promptly to review and resolve those issues in good faith.  If there is a material breach of this Agreement that has not been corrected within thirty (30) days of receipt of notice of such breach, and such matter has not been resolved by the Parties’ executives within sixty (60) days of receipt of notice of such breach, the Parties (or either of them) shall submit such matter to the American Arbitration Association (“AAA”) in Dallas, Texas for resolution by a panel of one neutral arbitrator under the commercial arbitration rules of the AAA.

ARTICLE XII

MISCELLANEOUS

12.1.  Governing Law.  This Agreement and performance hereunder will be governed by and construed in accordance with the laws of the State of Texas without regard to the principles of conflict of laws.

12.2.  Assignment.  This Agreement is not assignable in whole or in part by either Party without the prior written consent of the other; provided that Reva may assign this Agreement in whole or in part to a parent, a direct or indirect wholly-owned subsidiary, an Affiliate or a successor thereto.

12.3  Severability.  The provisions of this Agreement are severable, and if one or more provisions is determined to be judicially unenforceable and/or invalid, in whole or in part, by a court of competent jurisdiction, the remaining provisions shall nevertheless be binding, enforceable, and in full force and effect.

12.4.  Entire Agreement; Counterparts.  This Agreement, including the attached Exhibits, is the complete and exclusive statement of the agreement between the Parties and supersedes all prior proposals, understandings and all other agreements, oral and written, between the Parties relating to the subject matter of this Agreement. This Agreement may not be modified or altered except by written instrument duly executed by both Parties.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have signed this Agreement effective as of the date first set forth above.

REVA, INC.

By:	/s/ James E. Ontiveros
James E. Ontiveros
Chief Executive Officer

MAC PARTNERS, LP

By:	/s/ Mark Ariail
Mark Ariail
President

Exhibit A

Services & Fees

Services	Fees
1.

MAC Partners will arrange for adequate working capital for Reva, to address Reva’s near-term debt service obligations and other cash needs. The funds are to be used for the Reva “broadband and wireless” division. MAC Partners’ efforts to arrange for adequate working capital for Reva shall be by means of equity fund-raising on behalf of Reva, loans to Reva (originated by MAC Partners or third parties), or other direct investment (by MAC Partners or third parties) in Reva. Such efforts may include inclusion of Reva in the “Seaside” investment fund. MAC Partners will coordinate its efforts with registered broker-dealers, as appropriate. The parties estimate Reva’s working capital needs to be approximately $300,000 over the next 90 calendar days.

MAC Partners will not be separately compensated for its efforts under items 1 & 2.
2.

MAC Partners will advise Reva on, and assist Newco (defined below) with arrangements for adequate working capital for Newco, estimated to be approximately $500,000 over the 12-month period following the spin-off of Reva’s “technology” division. MAC Partners will coordinate its efforts with registered broker-dealers, as appropriate.

Services		Fees
3.	MAC Partners will advise Reva, as needed, on minimizing the impact of short-sellers on Reva’s publicly-traded securities.

In consideration of its efforts under items 3 through 6, Reva will issue to MAC Partners an aggregate of 4.5 million shares of the common stock, par value $.01 per share, of Reva (the “Reva Shares”). Of the Reva Shares, 3.5 million shall be restricted securities subject to Rule 144 promulgated under the Securities Act of 1933, and 1.0 million shall be freely tradable Form S-8 shares. In further consideration of its efforts as contemplated by paragraphs 2, 3, 5 and 6 of this letter agreement, Reva will arrange for the (pre-stock dividend) issuance to MAC Partners of sufficient shares of restricted common stock of Newco such that MAC Partners will own, post-stock dividend, 4.9% of the issued and outstanding shares of Newco.

4.

MAC Partners will advise Reva on the potential spin-off (via stock dividend to existing shareholders of Reva) of Reva’s “technology” division (and all related assets), with the objective of this division becoming a separate public entity (“Newco”) whose common stock is publicly traded.

5.	MAC Partners will manage any corporate restructuring of the operations of Reva and/or Newco, as required, and assist with the creation of business plans for each of Reva and Newco.
6.

MAC Partners will provide funding for all required legal fees, investment banking fees, and merchant banking fees (net of any required commissions), in order to accomplish the objectives referenced in items 1 through 5 above.